Exhibit 99
FOR IMMEDIATE RELEASE
December 18, 1997

                Citibank Acquires AT&T Universal Card Services,
                   Establishes Cobranding Agreement with AT&T

New York -- Citibank and AT&T Corp. announced today that Citibank has agreed to purchase AT&T Universal Card Services for $3.5 billion in cash. In addition, the companies signed a 10-year cobranding and joint marketing agreement.

The acquisition, subject to regulatory approval, has been approved by the boards of both companies, and is expected to close by the 1998 second quarter.

With the acquisition of the AT&T card business, which was launched in 1990 and is now among the top 10 U.S. card issuers, Citibank strengthens its position as the leading credit card issuer, adding $15 billion in customer receivables and
13.6 million accounts to its own U.S. totals of $46 billion of card receivables and 24.9 million accounts, for a combined $61 billion of receivables and 38.5 million card accounts in the United States.

AT&T had announced its intention to sell the credit card business as part of its aggressive effort to ensure that AT&T's portfolio includes only businesses that are strategically central to its core communications services operation. AT&T Universal Card Services is headquartered in Jacksonville, Florida, and has facilities in Salt Lake City, Utah, and Columbus, Georgia. Upon completion of the transaction, these offices and the company's 4,000 employees will become part of Citibank.

Citibank's Alvaro de Souza, Executive Vice President, North America Consumer Business, said: "AT&T, a world recognized brand with extraordinarily loyal customers, in combination with our own strong Citibank brand will be a tremendous force in delivering value to customers."

Citibank's strategy, Mr. de Souza said, is to aggressively expand its consumer businesses both through its own internally generated growth and through strategic partnerships and alliances with other global brands. "In the past year we have formed alliances with a number of companies to broaden our reach in serving consumers in the U.S. market and abroad. As the card industry continues to consolidate, cobranding with exceptionally strong global branded companies will differentiate Citibank's offerings from those of its competitors."

"We view this agreement as the marriage of two powerful brands that will offer tremendous benefits for all our customers," said Dan Somers, Chief Financial Officer of AT&T. "The cobranding marketing agreement gives our company continuing participation in the values we have built into our card, while the sale enables us to focus resources in our core operations. Citibank's reputation for customer service, its position as a leading credit card issuer and its global reach were critical factors in our selection of Citibank for the joint marketing relationship."

Citibank said there will be no immediate changes to the Universal card or its operations. Universal's management team, many of whom are former Citibankers, will remain, enabling the combined operations to benefit from "best of class" elements each can offer to the other.

Customers of the Universal card will be provided with uninterrupted service and can expect to receive the same features and benefits that they now receive from the card.

Citicorp, the parent company of Citibank, said that it expects to maintain its Tier 1 capital target of a range between 8.0 and 8.3% and to continue to return excess capital to stockholders through the repurchase from time to time of its common shares.